Exhibit 99.3

INDESTRUCTIBLE I, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLODATED
FINANCIAL STATEMENTS
DECEMBER 31, 2009

INDESTRUCTIBLE I, INC.
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLODATED
FINANCIAL STATEMENTS

Pages
Introduction to Unaudited Pro Forma Condensed Consolidated Financial statements	1-2

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2009 (Unaudited)	3

Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2009 (Unaudited)	4

Notes to Condensed Consolidated Pro Forma Financial Statements (Unaudited)	5

INDESTRUCTIBLE I, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009

	Indestructible I,	Sichuan Xintai Pharmaceuticals	Pro Forma		Pro Forma
	Inc.	Inc.	Adjustments		Combined Total
	(Audited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS

Current assets:
Cash & cash equivalents	$1,332	$104,271	(1,332)	a	$104,271
Accounts receivable, net of allowance for doubtful accounts	-	4,913,640			4,913,640
Other receivables, net of allowance for doubtful accounts	-	214,495			214,495
Inventories	-	9,752			9,752
Advance to vendors	-	339,295			339,295
Deferred tax assets	-	282,578			282,578
Loans to outside parties	-	181,090			181,090
Due from shareholder	-	86,890			86,890

Total current assets	1,332	6,132,011			6,132,011

Property, plant and equipment, net	-	117,451			117,451
					-
Long-term loans to outside parties	-	1,083,931			1,083,931
					-
Long-term loans to related party	-	1,438,704			1,438,704
					-
Other Asset	-	1,453,449			1,453,449

Total Assets	$1,332	$10,225,546			$10,225,546

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$-	$5,318,221			$5,318,221
Advance from customers	-	804,832			804,832
Other payable and accured liabilities	3,525	124,509	(3,525)	a	124,509
Taxes payable	-	1,444,805			1,444,805
Loan from unrelated party	-	86,246			86,246
Due to shareholder	-	342,355			342,355

Total current liabilities	3,525	8,120,968			8,120,968

Total Liabilities	3,525	8,120,968			8,120,968

Shareholders' equity
Preferred Stock, $0.0001 par value, 50,000,000 shares authorized,
-0- shares issued and oustanding at December 31, 2009	-	-			-
Common Stock, $0.0001 par value, 200,000,000 shares authorized,
17,000,000 shares issued and oustanding at December 31, 2009	1,670	50,000	(34,670)	b	17,000
Additional paid-in capital	-	200,973	33,000	b	233,973
Retained earnings	49,427	2,298,643	(49,427)	a,b	2,298,643
Accumulated other comprehensive loss	(53,290)	(445,038)	53,290	a,b	(445,038)

Total shareholders' equity	(2,193)	2,104,578			2,104,578

Total Liabilities and Shareholders' Equity	$1,332	$10,225,546			$10,225,546

The accompanying notes are an integral part of these condensed consolidated financial statements

INDESTRUCTIBLE I, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

	Indestructible I	Sichuan Xintai Pharceuticals,	Pro Forma		Pro Forma
	Inc.	Inc.	Adjustments		Combined Total
	(Audited)	(Unaudited)	(Unaudited)		(Unaudited)

Revenues	$-	$19,087,265			$19,087,265

Cost of sales	-	13,300,775			13,300,775

Gross profit	-	5,786,490			5,786,490

Operating expenses
Selling and distribution expenses	-	629,507			629,507
General and administrative expenses	33,259	1,208,381	(33,259)	a	1,208,381
Total operating expenses	33,259	1,837,888			1,837,888

Operating income	(33,259)	3,948,602			3,948,602

Other income (expenses)
Interest expenses	-	(7,901)			(7,901)
Other income	-	303,613			303,613
Total other income	-	295,712			295,712

Income before income taxes	(33,259)	4,244,314			4,244,314

Provision for income taxes	-	1,067,420			1,067,420

Net income	$(33,259)	$3,176,894			$3,176,894

Other comprehensive loss
Foreign currency translation adjustment	-	3,196			3,196

Comprehensive income	$(33,259)	$3,180,090			$3,180,090

Basic and diluted income per common share
Basic	$(0.002)	$1.590			$0.187
Diluted	$(0.002)	$1.590			$0.187

Weighted average common shares outstanding
Basic	16,700,000	2,000,000			17,000,000
Diluted	16,700,000	2,000,000			17,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements

INDESTRUCTIBLE I, INC.
NOTES TO THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On March 25, 2010, Indestructible I, Inc., a corporation formed under the laws of the State of Delaware (“Indestructible” or the “Company”) and its majority shareholder, Mr. Patrick Day, entered into a Share Exchange Agreement with Dynamic Bhorizon Limited (“DBL”), a Cayman Islands corporation, and its shareholders.

Pursuant to the Share Exchange Agreement, the shareholders of DBL shall transfer and assign to Indestructible all of its issued and outstanding shares of the capital stock of DBL, in exchange for 15,830,000 issued shares of Indestructible’s common stock, $0.0001 par value, (the “Share Exchange”), representing, in the aggregate, 93.12% of our issued and outstanding capital stock as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.  As a result of this Share Exchange, DBL will become a wholly-owned subsidiary of Indestructible.

Prior to the Closing Date, Mr. Patrick Day, the majority shareholder of Indestructible, will cancel a total number of 12,000,000 Indestructible common shares.

In connection with the change of control contemplated by the Share Exchange, Mr. Patrick Day, the sole director of Indestructible, will be resigning from his positions at the closing of the reverse acquisition of DBL.  Simultaneously, Mr. Xiaodong Zhu and Ms. Shimin Cai shall be appointed to the Board of Directors of Indestructible. Mr. Patrick Day and Mr. Richard M. Day, Jr. shall resign from all their officer positions of Indestructible and four persons shall be appointed as Officers of Indestructible after the Closing Date. Mr. Xiaodong Zhu will be appointed as Indestructible’s Chief Executive Officer and Chairman of the Board.

The transaction will be accounted for as a reverse merger under the purchase method of accounting since there was a change of control. Accordingly, DBL will be treated as the continuing entity for accounting purposes.

The accompanying unaudited pro forma condensed consolidated balance sheet has been presented with consolidated subsidiaries at December 31, 2009. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 has been presented as if the share exchange had occurred on January 1, 2009.  The unaudited pro forma condensed consolidated financial statements do not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the companies’ respective historical financial statements and notes included thereto.

INDESTRUCTIBLE I, INC.
NOTES TO THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2009 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 to reflect the Share Exchange between Indestructible and Xintai:

a.	To record the spin-off of the Shell Company’s (Indestructible) assets and liabilities prior to the Share Exchange;

b.	These adjustments reflect the recapitalization as a result of the transactions related to the Share Exchange.